  As filed with the Securities and Exchange Commission on October 8, 1999

                                                  Registration No. 333-87789
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                      THE SECURITIES EXCHANGE ACT OF 1933

                               ----------------

                         BONE CARE INTERNATIONAL, INC.

            (Exact Name of Registrant as Specified in Its Charter)

           Wisconsin                        2834                 39-1527471
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)

                               One Science Court
                           Madison, Wisconsin 53711
                                (608) 236-2500

              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                           Charles W. Bishop, Ph.D.,
                     President and Chief Executive Officer
                         Bone Care International, Inc.
                               One Science Court
                           Madison, Wisconsin 53711
                                (608) 236-2500

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                               ----------------

                                   Copy to:

                              Jim L. Kaput, Esq.
                                Sidley & Austin
                           One First National Plaza
                           Chicago, Illinois  60603
                                (312) 853-7000


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration Number 333-87789

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The estimated expenses payable by the Company in connection with the sale of the Common Stock offered hereby are as follows:

                                                           Amount
          SEC registration fee..........................  $      0
          Printing and engraving expenses...............    35,000
          Legal fees and expenses.......................    80,000
          Accounting fees and expenses..................    35,000
          Blue Sky fees and expenses....................       500
          The Nasdaq Stock Market listing fee...........    17,500
          Miscellaneous.................................     7,000
                                                          --------

                Total...................................  $175,000
                                                          ========

Item 14.  Indemnification of Directors and Officers.

          Under the Company's By-Laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director or officer derived an improper personal profit, or (iv) willful misconduct. The Company's By-Laws provide that the Company may purchase and maintain insurance on behalf of an individual who is a director or officer of the Company against liability asserted against or incurred by such individual in his or her capacity as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to the individual against the same liability under the By-Laws.

          The Wisconsin Business Corporation Law (the "WBCL") contains provisions for mandatory indemnification of directors and officers against certain liabilities and expenses that are similar to those contained in the Company's By-Laws. Under Section 180.0828 of Wisconsin law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in clauses (i) through (iv) in the preceding paragraph. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct. Reference is made to the Company's Charter and By-Laws filed as Exhibits 3.1 and 3.2 hereto, respectively.

          The Company has purchased directors and officers liability insurance, which would provide coverage against certain liabilities including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Item 15.  Recent Sales of Unregistered Securities.

          In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

          In February 1997, the Company issued 15,000 shares of Common Stock to a director and an employee of the Company upon exercise of options to purchase such shares at an exercise price of $2.11 per share in reliance upon Rule 701 under the Securities Act.

          No underwriters were involved in the foregoing sale of securities. Such sales was made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder and Rule 701 under the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

          (a)  Exhibits:

Exhibit
Number    Document Description
-------   --------------------

3.1(a) Restated Articles of Incorporation of Registrant (1) (Exhibit 3.1, Amendment No. 3 to Form 10/A)

3.1(b)    Articles of Amendment of Registrant (2) (Exhibit 3.1(b))

3.2       By-Laws of Registrant (3) (Exhibit 3.2)

4.1 Shareholders Rights Agreement between Bone Care and Norwest Bank Minnesota, N.A.(1) (Exhibit 4.1, Amendment No. 3 to Form 10/A)

4.2 First Amendment to Shareholder Right Agreement between Bone Care and Norwest Bark, Minnesota, N.A. (1) (Exhibit 4.2, Amendment No. 4 to Form 10/A)

*5.1      Opinion of Michael, Best & Friedrich

10.1      Incentive Stock Option Plan(1) (Exhibit 10.4)

10.2      1996 Stock Option Plan(2) (Exhibit 10.5)

10.3 Amended and Restated License Agreement effective as of June 8, 1998, by and between Bone Care and Draxis Health, Inc.(4) (Exhibit 10.6)

10.4      Form of Stock Option Agreement(2) (Exhibit 10.7)

10.5 Agreement, effective as of May 1, 1987, by and between the Wisconsin Alumni Research Foundation and Bone Care (confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, and 17 C.F.R. 230, 406 and
          200.80 promulgated thereunder. Omitted information has been replaced with asterisks).(2) (Exhibit 10.8)

10.6 Form of Securities Purchase Agreement between Bone Care International, Inc. and State of Wisconsin Investment Board

23.1      Consent of KPMG LLP

23.2 The consent of Michael, Best & Friedrich is contained in its opinion filed as Exhibit 5.1 to this Registration Statement

*24.1     Powers of Attorney

          *Previously filed
_________________________

(1) Incorporated by reference to exhibits filed with Registrant's Form 10 Registration Statement (Registration Number 0-27854) filed under the Securities Exchange Act of 1934. Parenthetical references to exhibit numbers are to the exhibit numbers in the Form 10 or, if applicable, the Amendment to the Form 10.

(2) Incorporated by reference to exhibits filed with the Registrant's Form S-1 Registration Statement (Registration Number 333-43923) filed under the Securities Act of 1933. Parenthetical reference to exhibit numbers are to exhibit numbers in the Form S-1.

(3) Incorporated by reference to the exhibits filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996 (File No. 0-27854). Parenthetical references to exhibit numbers are to the exhibit numbers in the Form 10-Q.

(4) Incorporated by reference to exhibits filed with the Registrant's Form S-1/A Registration Statement (Registration Number 333-43923) filed under the Securities Act of 1933. Parenthetical reference to exhibit numbers are to exhibit numbers in the Form S-1/A.

      (b) Financial Statement Schedules: All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17.   Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


   The undersigned registrant hereby undertakes that: (1) for purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madison, Wisconsin on October 8, 1999.

                                    BONE CARE INTERNATIONAL, INC.


                                    By: /s/  Charles W. Bishop, Ph.D.
                                       ------------------------------
                                       Charles W. Bishop, Ph.D.
                                       President and Chief Executive Officer


                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 8, 1999 by the following persons in the capacities indicated.

         Name                                      Title

/s/ Charles W. Bishop, Ph.D.      President, Chief Executive Officer and
-------------------------------
Charles W. Bishop, Ph.D.          Director (Principal Executive Officer)


/s/ Dale W. Gutman                Vice President - Finance (Principal
-------------------------------
Dale W. Gutman                    Financial and Accounting Officer)


           *                      Chairman of the Board
-------------------------------
Richard B. Mazess, Ph.D.


           *                      Director
-------------------------------
Martin Barkin, M.D.


           *                      Director
-------------------------------
Robert A. Beckman


           *                      Director
-------------------------------
Charles R. Klimkowski, CFA

* By: /s/ Dale W. Gutman
      ---------------------
      Dale W. Gutman
      attorney-in-fact